                                                                     EXHIBIT 4.6

                                                                  EXECUTION COPY

                          XINHUA FINANCE MEDIA LIMITED

                            INVESTOR RIGHTS AGREEMENT

                                 March 16, 2006

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                                TABLE OF CONTENTS

ARTICLE I Definitions......................................................    1
   Section 1.01.   Definitions.............................................    1

ARTICLE II Covenants of the Company........................................   11
   Section 2.01.   Certain Affirmative Covenants of the Company............   11
   Section 2.02.   Termination of Covenants................................   15

ARTICLE III Pre-Emptive Rights.............................................   15
   Section 3.01.   Pre-Emptive Rights......................................   15
   Section 3.02.   Termination of Pre-Emptive Rights.......................   16

ARTICLE IV Transfers.......................................................   16
   Section 4.01.   Transfers...............................................   16
   Section 4.02.   Legends.................................................   17
   Section 4.03.   Co-Sale Rights..........................................   17
   Section 4.04.   Right to sell in IPO or QIPO............................   19

ARTICLE V Registration Rights..............................................   19
   Section 5.01.   Demand Registration.....................................   19
   Section 5.02.   Piggyback Registration..................................   22
   Section 5.03.   F-3 or S-3 Registration.................................   23
   Section 5.04.   Expenses of Registration................................   24
   Section 5.05.   Further Obligations of the Company......................   25
   Section 5.06.   Preparation; Reasonable Investigation;
                   Review by Counsel.......................................   27
   Section 5.07.   Indemnification.........................................   28
   Section 5.08.   Rule 144 Reporting......................................   30
   Section 5.09.   Transfer of Registration Rights.........................   31
   Section 5.10.   Subsequent Registration Rights..........................   31
   Section 5.11.   Registration in Non-U.S. Jurisdictions..................   31

ARTICLE VI Miscellaneous...................................................   31
   Section 6.01.   Notices.................................................   32
   Section 6.02.   Counterparts............................................   33
   Section 6.03.   Modification or Amendment of Agreement..................   33
   Section 6.04.   Successors and Assigns..................................   33
   Section 6.05.   Governing Law...........................................   33
   Section 6.06.   Waiver of Jury..........................................   33
   Section 6.07.   Integration.............................................   34
   Section 6.08.   Severability............................................   34
   Section 6.09.   Interpretation..........................................   34
   Section 6.10.   Ambiguities.............................................   34
   Section 6.11.   Further Assurances......................................   34
   Section 6.12.   No Third-Party Rights...................................   35
   Section 6.13.   No Waiver; Remedies.....................................   35
   Section 6.14.   Submission to Jurisdiction..............................   35

Schedule A - Investors

Annex A - Exempt Issuances


                                       i

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     INVESTOR RIGHTS AGREEMENT (the "Agreement"), dated as of March 16, 2006, between among (a) XINHUA FINANCE MEDIA LIMITED, a Cayman Islands Limited Company (the "Company"), (b) the holders of the Company's Preferred Shares (as defined below) listed on Schedule A hereto (each, an "Investor" and collectively, the "Investors"), and (c) XINHUA FINANCE LIMITED (the "Parent").

                                    RECITALS

     A. The Company and the Investors have entered into that certain Share Purchase Agreement, dated as of the date hereof (the "Share Purchase Agreement"), pursuant to which the Company agreed to issue to the Investors, and the Investors agreed to purchase from the Company, Preferred Shares.

     B. In order to induce the Investors to invest funds in the Company pursuant to the Share Purchase Agreement and as a condition to the Investors' obligations under the Share Purchase Agreement, the Company and the Parent desire to grant the Investors certain rights as set forth herein.

                                    AGREEMENT

     In consideration of the premises and the mutual covenants and the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   Definitions

     Section 1.01. Definitions.

          (a) As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

               (i) "Accelerated Redemption Event" means the "Accelerated Redemption Event" as defined in the Articles of Association of the Company.

               (ii) "Action" against a Person means an action, suit, litigation, arbitration, investigation, complaint, contest, hearing, inquiry, inquest, audit, examination or other proceeding threatened or pending against or affecting the Person or its property, whether civil, criminal, administrative, investigative or appellate, in law or equity before any arbitrator or Governmental Body.

               (iii) "Affiliate" of a Person means any other Person (a) that directly or indirectly controls, is controlled by or is under common control with, the Person or any of its Subsidiaries, (b) that directly or indirectly beneficially owns or holds 5% or more of any class of equity Security or other similar interests of the Person or any of its Subsidiaries or (c) 5% or more of the equity Securities of which is directly or indirectly beneficially owned or held by the Person or any of its Subsidiaries. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, agreement or otherwise. Notwithstanding the foregoing, no Investor or any Affiliate of any Investor shall be an Affiliate of the Parent, the Company or any of its Subsidiaries.

               (iv) "Articles of Association" means the Amended and Restated Articles of Association of the Company.

               (v) "Authorized Officer" means, as applied to any Person, any individual holding the position of chairman of the board (if an office), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person's chief financial officer or treasurer.

               (vi) "Board of Directors" means the board of directors of the Company as constituted from time to time.

               (vii) "Bridge Loan" means the loan dated March 2, 2006 in the principal amount of $2,000,000 from Xinhua Financial Network Limited to Company.

               (viii) "Business Day" means a day other than Saturday or Sunday or other day on which commercial banks in New York City, New York, Charlotte, North Carolina, Hong Kong or Tokyo, Japan, are authorized or required by law or other governmental action to close and a day on which dealings are carried on for deposits in Dollars by and among banks in the London interbank market.

               (ix) "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

               (x) "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

               (xi) "Collateral" has the meaning stated in the Security
          Agreement.

               (xii) "Collateral Documents" means the Security Agreement, the Pledge Agreement, and all other instruments, documents and agreements delivered by the Company or any Covered Subsidiary pursuant to the Share Purchase Agreement or any of the other Equity Documents (including, without limitation, all UCC financing statements) in order to grant to the Investor a Lien on any property of the Company or any Covered Subsidiary as security for the Obligations.

               (xiii) "Common Shares" means (a) the Company's common shares, par value $0.001 per share, (b) any securities of the Company which the holders of the Company's common shares, par value $0.001 per share, shall be entitled to receive, or shall have received, in connection with any stock splits, stock dividends or similar events with respect to the Company's common shares, par value $0.001 per share and (c) any other securities into which or for which any of the Company's common shares, par value $0.001 per share, may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

               (xiv) "Covered Subsidiary" means (i) Ming Shing International Limited, a British Virgin Islands company, (ii) Upper Will Enterprises Limited, a British Virgin Islands company and (iii) Active Advertising Agency Limited, a Hong Kong company.

               (xv) "Credit Agreement" means the Credit Agreement, dated as of March 16, 2006, among the Company, the Investors, the Guarantors named therein and the Agent named therein.

               (xvi) "Credit Document" means "Credit Document" as defined under the Credit Agreement.

               (xvii) "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

               (xviii) "Designated Offshore Securities Market" means the Designated Offshore Securities Market as defined in Section 230.902(b) of Regulation S of the Securities Act.

               (xix) "Domestic Subsidiary" means any Subsidiary organized under the laws of the PRC.

               (xx) "Environmental Laws" means all national, state, regional, provincial, and local laws (including without limitation common law), statutes, regulations and rules whether now or hereinafter in effect relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

               (xxi) "Environmental Permits" means all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the operations of the Company and any of its Subsidiaries.

               (xxii) "Equity Documents" means the Share Purchase Agreement, the Collateral Documents, the Investor Rights Agreement, the Articles of Association of the Company and all other documents or instruments or agreements executed or delivered by the Company or a Covered Subsidiary for the benefit of any Investor.

               (xxiii) "Equity Securities" means the Common Shares, Preferred Shares and any other capital stock, equity interest or other ownership interest or profit participation or similar right with respect to the Company, including, without limitation, limited liability company membership interests, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

               (xxiv) "Event of Default" means an Event of Default as defined in the Credit Agreement.

               (xxv) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

               (xxvi) "Financial Officer Certification" means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Company that such financial statements fairly present, in all material respects, the financial condition of the Company and its Subsidiaries on a consolidated basis as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments.

               (xxvii) "Financials" means, with respect to any Person for any period, the balance sheet of such Person as at the end of such period, and the related statement of income and expense and statement of cash flow of such Person for such period, each setting forth in comparative form the figures for the previous comparable fiscal period, all in reasonable detail and prepared in accordance with GAAP.

               (xxviii) "First Lien Collateral Agent" means "Agent" as defined under the Credit Documents.

               (xxix) "Fiscal Year" means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.

               (xxx) "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

               (xxxi) "Fully-Diluted Common Shares" means, as of the time of determination, all issued and outstanding common shares of the Company and all common shares of the Company issuable upon conversion or exercise of any rights,

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          options, warrants or other securities convertible into or exercisable for common shares, including, without limitation, the Preferred
          Shares.

               (xxxii) "GAAP" means International Financial Reporting Standards as in effect from time to time, consistently applied throughout the periods to which reference is made.

               (xxxiii) "Governmental Body" means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any administrative, judicial, legislative, executive, regulatory, police or taxing authority of any government, whether supranational, national, federal, state, regional, provincial, local, domestic or foreign.

               (xxxiv) "Hazardous Material" means any hazardous or toxic substance, waste, contaminant, pollutant, gas or material, including, without limitation, radioactive materials, oil, petroleum and petroleum products and constituents thereof, which are regulated under any Environmental Law, including, without limitation, any substance, waste or material which is (a) designated a "pollutant", "hazardous substance", "extremely hazardous substance" or "toxic chemical" under any Environmental Law, or (b) regulated in any way under the Regulations of any state where the Company or any of its Subsidiaries conducts its business or owns any real property or has any leasehold or in which any Relevant Property is located.

               (xxxv) "Holder" means any Person (including the Investors) who holds any Equity Securities.

               (xxxvi) "Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.

               (xxxvii) "IPO" means an initial public offering of Common Shares of the Company which has been admitted for listing and trade on a Qualified Exchange.

               (xxxviii) "Indebtedness" means, with respect to any Person, without duplication, the following: (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services other than accounts payable and accrued liabilities that would be classified as current liabilities under GAAP which payables and expenses are incurred in respect of property or services purchased in the ordinary course of business, (iii) all obligations of such Person evidenced by notes, bonds, debentures or similar borrowing or securities instruments, (iv) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (v) all obligations of such Person as lessee under Capital Leases, (vi) all obligations of such Person in respect of banker's acceptances and letters of credit, (vii) all obligations of such Person secured by Liens on the assets and property of such Person, (viii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock, (ix) all obligations of such Person in respect of any guaranty by such Person of any obligation of another Person of the type described in clauses (i) through (viii) of this definition and
          (x) all obligations of another Person of the type described in clauses
          (i) through (ix) secured by a Lien on the property or assets of such Person (whether or not such Person is otherwise liable for such obligations of such other Person).

               (xxxix) "Internal Control Agreement" means (i) any appointment or indemnification arrangement or agreement with a natural Person, who is a citizen of the PRC, designated by the Parent or the Company or any Affiliate or Subsidiary of the Parent or the Company to act as nominee shareholder and legal representative of any Domestic Subsidiary, and any action, arrangement, declaration, or agreement undertaken by such Person, or caused to be undertaken by such Person, in connection with the fulfillment of such role, including, without limitation, the acquisition of any beneficial interest or the holding of record in the Securities (including Capital Stock) of such Domestic Subsidiary and the execution, either with the Parent, the Company, Affiliate or Subsidiary of the Parent or the Company or any other third party whether or not affiliated with the Parent or the Company, of any secured promissory note, equity pledge agreement, equity purchase option agreement, subrogation agreement, declaration of waiver of pre-emption rights, and declaration of waiver of spousal communal rights or (ii) any arrangement or agreement (including, without limitation, any consulting or service arrangements or agreements) pursuant to which the Company or any Subsidiary of the Company indirectly receives the economic benefit of revenue generated by any Media Asset.

               (xl) "Liens" means any encumbrance, mortgage, pledge, hypothecation, charge, assignment, lien, restriction or other security interest of any kind securing any obligation of any Person.

               (xli) "Material Adverse Effect" means any (i) material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole that may affect the ability of the Company or any Covered Subsidiary to perform its material obligations under any of the Equity Documents, (ii) material impairment of the ability of the Company or the Covered Subsidiaries to perform their obligations under any of the Equity Documents, (iii) material adverse effect on the legality, validity, binding effect or enforceability of the Equity Documents against the Company or any Covered Subsidiary or (iv) material adverse effect on the rights or remedies available to the Investors under any Equity Document, excluding any written waivers or releases by the Investors.

               (xlii) "Media Asset" means the assets set forth in Annex A of the Share Purchase Agreement.

               (xliii) "Newspaper Assets" means the assets set forth in Annex B of the Share Purchase Agreement.

               (xliv) "Obligations" means all amounts owed, obligations and liabilities of the Company or any of its Covered Subsidiaries from time to time owed to any

          Investor or its Affiliates direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under the Equity Documents.

               (xlv) "Original Issuance Date" has the meaning defined in the Articles of Association.

               (xlvi) "Parent" means Xinhua Finance Limited.

               (xlvii) "Permitted Liens" means (i) Liens securing the Obligations, (ii) Liens securing taxes or other governmental charges not yet due or due but contested in good faith by appropriate proceedings and for which the Company or any of its Covered Subsidiary has made appropriate reserves (so long as the holder of any such Lien is not taking any active steps to enforce or foreclose on such Lien),
          (iii) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar statutory Liens arising in the ordinary course of the Company and such Covered Subsidiary's business, less than 120 days old as to obligations not yet due or due but contested in good faith by appropriate proceedings and for which the Company and such Covered Subsidiary has made appropriate reserves (so long as the holder of any such Lien is not taking any active steps to enforce or foreclose on such Lien), (iv) easements, rights of way, zoning restrictions and similar minor Liens which individually and in the aggregate do not have a Material Adverse Effect on the Company and/or any Covered Subsidiary, and (v) Liens securing obligations arising under the Credit Documents.

               (xlviii) "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, other legal entities and Governmental Bodies.

               (xlix) "Pledge Agreement" means the Pledge Agreement, dated as of March 16, 2006, by the Pledgors signatory thereto in favor of Investors.

               (l) "Potential Material Event" means either (a) the possession by the Company of material information not ripe for disclosure in a registration statement, or (b) any material engagement or activity by the Company which would be adversely affected by disclosure in a registration statement at such time, in each case, which shall be evidenced by a written good faith determination by the Board that both
          (x) disclosure of such information, engagement or activity in a registration statement would be detrimental to the business and affairs of the Company, and (y) a registration statement would be materially misleading absent the inclusion of such information, engagement or activity.

               (li) "Preference Amount" means the "Preference Amount" defined in the Articles of Association of the Company.

               (lii) "Preferred Holder" means (both before and after the conversion of the Preferred Shares into Common Shares) the Investors and any Person to whom the Investors shall Transfer any of the Investors' Preferred Shares, and/or Common Shares pursuant to the terms of this Agreement.

               (liii) "Preferred Shares" means (a) the shares of the Company's Convertible Preferred Shares, face value $3.657438 per share, (b) any securities of the Company which the holders of the Company's Convertible Preferred Shares, face value $3.657438 per share, shall be entitled to receive, or shall have received, in connection with any stock splits, stock dividends or similar events with respect to the Company's Convertible Preferred Shares, face value $3.657438 per share, and (c) any other securities into which or for which any of the Company's Convertible Preferred Shares, face value $3.657438 per share, may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

               (liv) "PRC" means the People's Republic of China excluding Hong Kong, Macau Special Administrative Region and Taiwan.

               (lv) "QIPO" means an IPO of the Company in which the QIPO Valuation is no less than $400 million or, if 100% of the ownership of both Newspaper Assets has been acquired directly or indirectly by the Company, an IPO of the Company in which the QIPO Valuation is no less than $500 million.

               (lvi) "QIPO Valuation" means an amount equal to (i) the initial price per share of Company's Common Shares issued in the IPO (and, if such price is not expressed in Dollars, then its equivalent in Dollars) multiplied by (ii) the number of outstanding Company's Common Shares immediately following the closing of the IPO.

               (lvii) "Register", "registered" and "registration" means a registration effected through the preparation and filing of a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

               (lviii) "Registrable Securities" means and includes all Common Shares held by the Preferred Holders (including, without limitation, all Common Shares issuable upon conversion of the Preferred Shares); provided, however, that Registrable Securities shall cease to be Registrable Securities upon the consummation of any sale of such securities pursuant to a registration statement or Rule 144.

               (lix) "Registrable Security Holder" means any Person (including each Investor) who holds Registrable Securities or the rights to hold Registrable Securities, or any Person to whom any Registrable Security Holder shall Transfer its Registrable Securities pursuant to Section
          5.09 of this Agreement.

               (lx) "Registration Expenses" means all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the reasonable fees and disbursements of one special legal counsel to represent all of the Registering Holders, Piggyback Holders or F-3 or S-3 Holders, as the case may be. Registration Expenses do not include compensation of regular employees of the Company which shall be paid in any event by the Company, underwriting discounts and commissions and stock transfer taxes.

               (lxi) "Registration Statement" means a registration statement on Form F-1 or S-1, Form F-3 or S-3 or Form SB-2 (or such similar or successor forms as may be appropriate) prepared and filed with the SEC by the Company pursuant to Article V of this Agreement.

               (lxii) "Regulation" means each applicable law, rule, regulation, order, guidance or recommendation (or any change in its interpretation or administration) by any Governmental Body, central bank or comparable agency and any request or directive (whether or not having the force of law) of any of those Persons and each judgment, injunction, order, writ, decree or award of any Governmental Body, arbitrator or other Person.

               (lxiii) "Relevant Property" means, for the Company and/or any of its Subsidiaries, all sites, facilities, locations, real property and leaseholds (a) presently or formerly owned, leased, used or operated by the Company or any of its Subsidiaries (whether or not such properties are currently owned, leased, used or operated by the Company or any of its Subsidiaries), (b) at which any Hazardous Material has been transported, disposed, treated, stored or released by the Company or any of its Subsidiaries, or (c) that are directly adjacent to any sites, facilities, locations, real property or leaseholds presently or formerly owned, leased, used or operated by the Company or any of its Subsidiaries.

               (lxiv) "Rule 144" means Rule 144 promulgated under the Securities Act, as such rule shall be in effect from time to time.

               (lxv) "Schedule of Exceptions" means the Schedule of Exceptions attached as Exhibit C to the Share Purchase Agreement and delivered to the Investors prior to the execution of the Share Purchase Agreement.

               (lxvi) "SEC" means the United States Securities and Exchange Commission and includes any Governmental Body succeeding to the functions thereof.

               (lxvii) "Security Agreement" means the Security Agreement, dated as of March 16, 2006, among the Company, the Covered Subsidiaries and the Investors.

               (lxviii) "Securities" means any stock, shares, limited liability company membership interests, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

               (lxix) "Securities Act" means the United States Securities Act of 1933, as amended from time to time, and any successor statute.

               (lxx) "Selling Expenses" means all underwriting discounts, selling commissions and stock transfer taxes applicable to the Registrable Securities registered by the Registering Holders, Piggyback Holders or F-3 or S-3 Holders, as the case may be.

               (lxxi) "Subsidiary" means, (i) with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) the entities listed on Annex C of the Share Purchase Agreement and their Subsidiaries as defined in clause
          (i) of this definition.

               (lxxii) "Tax" means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, provided, "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's applicable principal office is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person.

               (lxxiii) "Transfer" means any sale, assignment, transfer, exchange, pledge, grant of security interest in, hypothecation, encumbrance or other disposition or conveyance of any interest in.

               (lxxiv) "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

               (lxxv) "WFOE" means a direct or indirect wholly owned Domestic Subsidiary of the Company.

          (b) Any reference in this Agreement to a "first-priority lien" or words of similar effect in describing the security interests created under the Share Purchase Agreement shall be understood to refer to such priority subject to the claims of the First Lien Collateral Agent under the Credit Agreement and related agreements.

                                   ARTICLE II

                            Covenants of the Company

     Section 2.01. Certain Affirmative Covenants of the Company. The Company covenants and agrees that, from and after the date of this Agreement, the Company shall perform and observe the following covenants and provisions:

          (a) Basic Reporting Requirements. The Company shall furnish to the
     Investor:

               (i) as soon as available but in any event within ninety (90) days after the close of each Fiscal Year, the audited consolidated Financials of the Company and its Subsidiaries for such Fiscal Year, certified by the Company's accountants;

               (ii) as soon as available but in any event within sixty (60) days after the end of each Fiscal Quarter, the unaudited consolidated Financials of the Company and its Subsidiaries for such quarter;

               (iii) as soon as available but in any event within thirty (30) Business Days after the end of each fiscal month the unaudited consolidated Financials of the Company and its Subsidiaries for such month, certified by its chief financial officer pursuant to a Financial Officer Certification;

               (iv) together with the quarterly and annual audited consolidated Financials, a certificate of the Company certifying that (i) no Default or Event of Default has occurred and (ii) no Accelerated Redemption Event has occurred, or if any such event in subsection (i) or (ii) has occurred, the actions taken by the Company with respect thereto;

               (v) promptly upon Company obtaining knowledge of (i) the institution of, or non-frivolous written threat of, any Action not previously disclosed in writing by Company to Investors, or (ii) any material development in any action that, in the case of either clause
          (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any material damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company to enable Investors and their counsel to evaluate such matters;

               (vi) as soon as available but in any event no later than the end of each Fiscal Year an updated financial projection for the succeeding Fiscal Year;

               (vii) promptly upon their becoming available, all minutes and written resolutions of the Board of Directors of the Company;

               (viii) promptly upon their becoming available, copies of all statements, reports, releases, notices and any other information or data sent or made available generally by the Company to its shareholders; and

               (ix) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this Section 2.01(a) shall request.

          (b) Visitation; Verification. The Company shall keep, and shall cause each Covered Subsidiary to keep, true and accurate books of account in accordance with GAAP and shall permit, and cause such Covered Subsidiary to permit, the Investor and or any of their designated representatives, upon reasonable notice and at the expense of the Company, to visit and inspect the premises of the Company and/or other Covered Subsidiary, to examine the books of account of any such Persons and their Affiliates (and to make copies and/or extracts therefrom) and to discuss the affairs, finances and accounts of such Persons and their Affiliates with, and to be advised as to the same by, the officers of such Persons and to be advised as to such or other business records upon the request of the Investor.

          (c) Maintenance of Properties. The Company shall maintain, and shall cause each Covered Subsidiary to maintain, its corporate/legal existence and business, shall maintain, and shall cause such Covered Subsidiary to maintain, its assets in good operating conditions and repair (subject to ordinary wear and tear and casualty damage), and shall keep, and shall cause such Covered Subsidiary to keep, its business and assets adequately insured.

          (d) Notice of Material Events. The Company shall notify, and shall cause each Covered Subsidiary to notify, the Investor promptly in writing upon an Authorized Officer becoming aware of any of the following: (i) the occurrence of any Default or Event of Default, or any Accelerated Redemption Event, (ii) any noncompliance with any Environmental Law or proceeding in respect thereof which could have a Material Adverse Effect,
     (iii) any change of address of the Company or any other Covered Subsidiary,
     (iv) any threatened or pending litigation or similar proceeding affecting the Company or any Covered Subsidiary involving claims in excess of $500,000 in the aggregate or any material change in any such litigation or proceeding previously reported, (v) claims in excess of $500,000 in the aggregate against any assets or properties of the Company or any Covered Subsidiary encumbered in favor of the Investor and (vi) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

          (e) Use of Proceeds. The Company shall use, and shall cause each Covered Subsidiary to use, the proceeds of the sale of the Preferred Shares to the Investors pursuant to the Share Purchase Agreement only as permitted by Section 2(d) of the Share Purchase Agreement (for the avoidance of doubt, the proceeds of such sale shall not be used for the purpose of purchasing or carrying of "margin security" or "margin stock" within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224). The Company shall not transfer, and shall not cause or permit each Covered Subsidiary to transfer, any of the proceeds of the sale of Preferred Shares to the Investors to, nor use any such proceeds for the benefit of, any of its Subsidiaries that is not a Covered Subsidiary.

          (f) Further Assurances.

               (i) The Company shall cooperate with, and shall cause each Covered Subsidiary to cooperate with, the Investor, take such action, execute such documents, and provide such information as the Investor may from time to time reasonably request.

               (ii) The Company shall promptly correct, and shall cause each Covered Subsidiary to promptly correct, upon request by any Investor, any defect or error that may be discovered in any Equity Document or in the execution, acknowledgment or recordation of the Equity Document. Promptly upon request by the Investor, the Company shall execute, authorize, acknowledge, deliver, record, file and register, and shall cause each Covered Subsidiary to execute, authorize, acknowledge, deliver, record, file and register, any and all such further acts, deeds, conveyances, documents, security agreements, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations, notices of assignment, transfers, certificates, assurances and other instruments as the Investor may require from time to time in order to carry out more effectively the purposes of each Equity Document. Without limiting the foregoing, the Company shall, and shall cause each Covered Subsidiary to (A) authorize the filing of UCC-1 financing statements for all applicable jurisdictions, and (B) take such action from time to time (including, without limitation, authorizing, filing, executing and/or delivering such assignments, security agreement and other instruments) as shall be reasonably requested by the Investors to create, in favor of such Investors, to the extent required under the respective Equity Documents and to the maximum extent permitted under applicable law, a first-priority perfected Lien in all of the Collateral, subject only to Permitted Liens.

          (g) Bridge Loan. Company shall repay the Bridge Loan in full within five (5) Business Days from the date hereof.

          (h) Insurance. The Company shall maintain, and shall cause each Covered Subsidiary to maintain, at its respective expense, and keep in effect with responsible insurance companies, such liability insurance for bodily injury and third-party property damage as is customary in the case of companies engaged in the same or similar business or having similar properties, similarly situated. The Company shall keep and maintain, and shall cause each Covered Subsidiary to keep and maintain, at its expense, its material real and personal property insured against loss or damage by fire, theft, explosion, spoilage and all other risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount equal to the full replacement or cash value thereof, subject to deductible amounts which the Company, in its reasonable judgment, deems prudent.

          (i) Information Regarding Collateral. The Company shall furnish, and shall cause each Covered Subsidiary to furnish, to the Investor prompt written notice of any change in (i) the Company or any Covered Subsidiary's corporate name or any trade name used to identify it in the conduct of its business or the Company's or any Covered Subsidiary's chief executive office, its principal place of business or its jurisdiction of organization, (ii) the Company or any Covered Subsidiary's identity or corporate structure or (iii) the Company or any Covered Subsidiary's federal Taxpayer Identification Number (if any). The Company shall not effect or permit, and shall not cause or permit each Covered

     Subsidiary to effect or permit, any change referred to in the preceding sentence unless all filings have been made under the UCC and all other actions have been taken that are required so that such change shall not at any time adversely affect the validity, perfection or priority of any Lien established under any Equity Document on the Collateral.

          (j) Existence; Conduct of Business. The Company shall do or cause to be done, and shall cause each Covered Subsidiary to do or cause to be done, all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits (including, without limitation, Environmental Permits) privileges, franchises, patent, copyrights, trademarks and trade names material to the conduct of its business.

          (k) Payment of Obligations. The Company shall pay, and shall cause each Covered Subsidiary to pay, its Indebtedness and other obligations, including Tax liability, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Covered Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not result in a Material Adverse Effect.

          (l) Compliance with Laws. The Company shall comply, and shall cause each Covered Subsidiary to comply, with all laws (including, without limitation, all Environmental Laws), rules, licenses, permits, Regulations and orders of any Governmental Body applicable to it or its property, except where failures to do so, in the aggregate, would not result in a Material Adverse Effect.

          (m) Subsidiaries. If any Foreign Subsidiary is formed or acquired after the date hereof, the Company shall notify, and shall cause each Covered Subsidiary to notify, within three (3) Business Days after such Foreign Subsidiary is formed or acquired, the Investors thereof and, if such Foreign Subsidiary directly or indirectly holds any Media Assets or any outstanding shares of Capital Stock of a WFOE which is party to an Internal Control Agreement with respect to such Media Assers, cause any equity interest in or Indebtedness owned by or on behalf of any Covered Subsidiary to be added to the Collateral.

          (n) Additional Covered Subsidiary. The Company shall cause, and shall cause each Covered Subsidiary to cause, any wholly-owned Foreign Subsidiaries formed after the date hereof which directly or indirectly holds any Media Asset or any outstanding shares of Capital Stock of a WFOE which is party to an Internal Control Agreement with respect to such Media Assets (each, an "Additional Covered Subsidiary") to become a Covered Subsidiary subject to all the Obligations arising under this Agreement and any other Equity Document.

          (o) Reserved Shares. The Company shall reserve a sufficient number of shares of authorized Common Shares of the Company for issuance such that at all times there are enough such Common Shares to fully convert the shares upon election by the Investor to convert into the Company's Common Shares in accordance with the terms of the Articles of Association of the Company.

          (p) Additional Media Assets. Any Media Asset acquired after the date hereof shall be (i) held by the Company or Subsidiary of the Company or
     (ii) subject to an Internal Control Agreement with any Covered Subsidiary or wholly-owned Subsidiary of any Covered Subsidiary.

     Section 2.02. Termination of Covenants. Section 2.01 shall terminate and be of no further force or effect upon redemption in full of the Preferred Shares; provided, however, that such Section shall not terminate if the Investors elect to convert the Preferred Shares held by such Investors into the Company's Common Shares.

                                  ARTICLE III

                               Pre-Emptive Rights

     Section 3.01. Pre-Emptive Rights.

          (a) Delivery of Notice. Except with respect to an Exempt Issuance (as defined below), in the event that the Company proposes to issue or sell any of its Equity Securities to any Person, the Company shall first deliver to each of the Preferred Holders a written notice (the "Issuance Notice") stating (i) the Company's bona fide intention to issue or sell such Equity Securities, (ii) the number of Equity Securities to be issued or sold, and
     (iii) the price and terms upon which the Company proposes to issue or sell such Equity Securities.

          (b) Right to Elect. Each of the Preferred Holders shall have a period of 20 calendar days following the date on which such Preferred Holder actually receives the Issuance Notice from the Company in which to elect to purchase from the Company, at a price per share and on the terms specified in the Issuance Notice, a number of Equity Securities being issued or sold by the Company equal to the product of (A) a fraction, (I) the numerator of which is the number of Fully-Diluted Common Shares owned by such Preferred Holder, and (II) the denominator of which is the total number of Fully-Diluted Common Shares owned by all Holders, multiplied by (B) the number of Equity Securities to be issued or sold by the Company as set forth in the Issuance Notice.

          (c) Company's Right to Sell. Any Equity Securities referred to in the Issuance Notice that are not purchased under Section 3.01(b) by Preferred Holders may be issued and sold by the Company in accordance with the terms and conditions of, and at the price per share set forth in, the Issuance Notice. If such proposed issuance and sale of Securities is not consummated within 90 calendar days following the termination of the Preferred Holders' rights to acquire such shares in Section 3.01(b), the Company may not issue or sell any Equity Securities without complying again with all the provisions of this Section 3.01.

          (d) Exempt Issuance. Notwithstanding the foregoing, the Company shall be free to issue and sell Equity Securities without complying with the provisions of this Section 3.01 with respect to the issuance of any of the Company's Common Shares: (a) under any employee benefit plan, employee share option plan, share incentive plan or other similar plan adopted by the Company's Board of Directors (an "Exempt Plan") only to the extent that the total number of Company's Common Shares issued to such Exempt Plan on a fully-diluted as converted basis does not exceed the lesser of (i) 20% of the Fully-Diluted Common Shares determined as of the date immediately prior to such issuance and (ii) the maximum number of shares set forth next to Exempt Plans on Annex A, as adjusted in accordance with the provisions of the Articles of Association; (b) to any Person listed on Annex A (each, an "Exempt Issuee") in consideration for the contribution of assets as indicated on Annex A (the "Specified Contributed Assets"), (i) at an effective per share price equal to or greater than $3.00 per Company's Common Share and (ii) only to the extent that (A) the total number of Company's Common Shares issued to such Exempt Issuee on a fully-diluted as converted basis does not exceed the maximum number of shares set forth next to such Exempt Issuee's name on Annex A and (B) the Exempt Issuee contributes the Specified Contributed Assets in consideration for the issuance of such Company's Common Shares; or (c) not exceeding 0.5% of the lesser of (i) the Fully-Diluted Common Shares determined as of the date immediately prior to such issuance and (ii) the number equal to the sum of
     (A) the number of outstanding Fully-Diluted Common Shares determined as of the Original Issuance Date plus (B) the number of Fully-Diluted Common Shares issued pursuant to any Exempt Issuance under clauses (a) and (b) of this definition, each of (A) and (B) as adjusted in accordance with the provisions of the Articles of Association. For the avoidance of doubt, any issuance of Company's Common Shares pursuant to clause (a) of this definition for numbers of Company's Common Shares in excess of the maximum numbers listed on Annex A shall be subject to adjustments as set forth in the Articles of Association and any issuance of Company's Common Shares pursuant to clause (b) of this definition (w) for an effective per share price less than $3.00, (x) in consideration for assets other than the Specified Contributed Assets, (y) to any Person not listed on Annex A, or
     (z) for numbers of Company's Common Shares in excess of the maximum numbers listed on Annex A shall be subject to adjustments as set forth in the Articles of Association.

     Section 3.02. Termination of Pre-Emptive Rights. Section 3.01 shall terminate and be of no further force or effect upon the earlier of consummation of a QIPO or the redemption in full of the Preferred Shares; provided, however, that such Section shall not terminate, in the case of redemption, if the Investors elect to convert the Preferred Shares held by such Investors into the Company's Common Shares.

                                   ARTICLE IV

                                    Transfers

     Section 4.01. Transfers. The Holders may freely Transfer any Equity Securities provided that such Transfer is in compliance with all of the requirements of the Securities Act and all other applicable securities laws.

     Section 4.02. Legends.

          (a) Legends. Each certificate representing Equity Securities now owned or hereafter acquired by the Holders shall bear the following legends:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT."

          (b) Removal of Legend and Transfer Restrictions. The legend set forth in Section 4.03(a) and any stop transfer instructions with respect to such legend shall be removed, and the Company shall issue a certificate without such legend to the Holder of such Equity Securities if (A) such Equity Securities are registered and sold under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available, (B) such Equity Securities are sold to the public in a transaction satisfying the requirements of Rule 144, or (C) if such Holder satisfies the requirements of Rule 144(k), or (D) the legend is no longer required by law.

     Section 4.03. Co-Sale Rights.

          (a) Delivery of Notice. In the event that the Parent (a "Transferring Holder") at any time proposes to Transfer any of the Equity Securities now owned or hereafter acquired by such Transferring Holder to any Person who shall make a good faith, bona fide written offer therefor, the Transferring Holder shall first deliver to each Preferred Holder a written notice (such written notice being a "Co-Sale Notice") stating (i) that the Transferring Holder intends to make such Transfer, (ii) the number and type of Equity Securities proposed to be Transferred (the "Offered Securities"), (iii) the identity (including the name and address) of the prospective transferee or transferees (the "Proposed Transferee"), (iv) the type and amount of consideration for the Offered Securities and (v) the material terms and conditions upon which the proposed Transfer is to be made (the date on which each Preferred Holder receives the Co-Sale Notice being the "Co-Sale Notice Date").

          (b) Right to Elect. Each Preferred Holder shall have a period of 15 calendar days following the Co-Sale Notice Date in which to elect to sell to the Proposed Transferee (i) such Preferred Holder's Equity Securities of the same class as the Offered Securities on the terms and conditions and at the price per Equity Security stated in the Co-Sale Notice, and (ii) such Preferred Holder's Preferred Shares, on an as-converted basis, on the same terms and conditions and at the price per Equity Security stated in the Co-Sale Notice. Each Preferred Holder so electing to sell (each, a "Co-Sale Holder") shall within such 15 calendar day period deliver to the Transferring Holder and the Company a written notice (a "Co-Sale Election Notice") stating that the Co-Sale Holder wishes to participate in such Transfer. All Common Shares shall be deemed one class for purposes of this
     Section 4.03.

          (c) Number of Securities to Be Sold. The Co-Sale Election Notice shall set forth the number of Equity Securities that the Co-Sale Holder wishes to sell (such Equity Securities being the "Co-Sale Securities"), which number of Equity Securities shall be calculated in accordance with this subsection
     (c).

               (i) If the Transferring Holder is proposing to Transfer Preferred Shares, each Co-Sale Holder may sell up to a number of Preferred Shares (or Preferred Shares that on an as-converted basis equals such number of Common Shares) equal to the product of (A) a fraction, (I) the numerator of which is the number of Preferred Shares owned by the Co-Sale Holder on the date of the Co-Sale Notice and (II) the denominator of which is the total number of Preferred Shares owned by the Transferring Holder and all of the Co-Sale Holders on the date of the Co-Sale Notice, multiplied by (B) the aggregate number of Preferred Shares to be sold by the Transferring Holder to the Proposed Transferee as set forth in the Co-Sale Notice.

               (ii) If the Transferring Holder is proposing to Transfer Common Shares, each Co-Sale Holder may sell up to a number of Common Shares equal to the product of (A) a fraction, (I) the numerator of which is the number of Fully-Diluted Common Shares owned by the Co-Sale Holder on the date of the Co-Sale Notice and (II) the denominator of which is the total number of Fully-Diluted Common Shares owned by the Transferring Holder and all of the Co-Sale Holders on the date of the Co-Sale Notice, multiplied by (B) the aggregate number of Common Shares to be sold by the Transferring Holder to the Proposed Transferee as set forth in the Co-Sale Notice.

          (d) Mechanics of Co-Sale.

               (i) Each Co-Sale Holder shall Transfer its Co-Sale Securities to the Proposed Transferee at the time and place at which the Transferring Holder shall Transfer its Offered Securities to the Proposed Transferee. No Co-Sale Holder shall be obligated to Transfer any Co-Sale Securities to the Proposed Transferee if the Transferring Holder defaults in its obligation to Transfer its Offered Securities to the Proposed Transferee.

               (ii) In connection with any such co-sale of Co-Sale Securities under this Section 4.03, each Co-Sale Holder agrees to enter into and deliver a purchase and sale agreement for the benefit of the Proposed Transferee in connection with the Transfer of their Co-Sale Securities under this Section 4.03, which purchase and sale agreement shall contain standard and customary representations, warranties, covenants and indemnities by the Co-Sale Holders for the benefit of the Proposed Transferee; provided, however, that such representations, warranties, covenants and indemnities shall be substantially similar to those made by the Transferring Holder for the benefit of the Proposed Transferee.

               (iii) In the event that a Co-Sale Holder shall be required to convert Preferred Shares into Common Shares in connection with such sale, the Company agrees to convert any such Preferred Shares concurrent with the actual sale of such shares to the Proposed Transferee and contingent on such sale to the Proposed Transferee.

               (iv) If any Co-Sale Holder defaults in its obligation to Transfer Co-Sale Securities, the Transferring Holder and the other Co-Sale Holders may (but shall not be obligated to) Transfer to the Proposed Transferee (on a pro-rata basis) an additional number of Preferred Shares or Common Shares, as the case may be, not greater than the number of shares with respect to which default was made and thereafter the defaulting Co-Sale Holder shall not be entitled or obligated to Transfer to the Proposed Transferee such shares.

          (e) Transferring Holder's Right to Sell. If the Transferring Holder has received one or more Co-Sale Election Notices, the Transferring Holder may not Transfer any Offered Securities to the Proposed Transferee unless the Proposed Transferee shall simultaneously purchase all of the Co-Sale Securities for the same consideration (if applicable, on an as-converted basis) and on the same terms and conditions as the proposed sale described in the Co-Sale Notice. In the event that the material terms or conditions of the Transfer to the Proposed Transferee set forth in the Co-Sale Notice shall be modified, or the Proposed Transferee shall refuse to purchase Co-Sale Securities from a Co-Sale Holder exercising its rights of co-sale hereunder, the Transferring Holder shall not Transfer to the Proposed Transferee any Offered Securities without again complying with all of the terms and provisions of this Section 4.03 hereof. In addition, any Offered Securities referred to in the Co-Sale Notice that are not Transferred by the Transferring Holder to the Proposed Transferee in compliance with this
     Section 4.03 prior to the date which is 90 calendar days following the termination of the rights of the Preferred Holders to elect to participate in such Transfer pursuant to Section 4.03(b), may not be Transferred by the Transferring Holder without complying again with all the provisions of this
     Section 4.03.

          (f) Termination of Co-Sale Right. The rights described under Section
     4.03 shall terminate and be of no further force or effect upon redemption in full of the Preferred Shares; provided, however, that such rights shall not terminate if the Investors elect to convert the Preferred Shares held by such Investors into the Company's Common Shares.

     Section 4.04. Right to sell in IPO or QIPO. In the event there is an IPO or QIPO by the Company, then upon request for participation in the IPO or QIPO by the Investors, the Company shall use its best efforts to cause to be sold in the IPO or QIPO, as applicable, the maximum number of Common Shares designated by the Investors.

                                    ARTICLE V

                               Registration Rights

     Section 5.01. Demand Registration.

          (a) Request for Registration. If at any time after the date that is 180 days following the date of the consummation of an IPO in the United States, the Company shall receive a written request (a "Demand Notice") from Preferred Holders holding shares that represent at least 2% of the outstanding Common Shares of the Company (as such number may be adjusted for stock splits, stock dividends, recapitalizations, reorganizations and other similar transactions) of the outstanding Registrable Securities requesting that the Company file a Registration Statement under the Securities Act registering for resale Registrable Securities (such Holders being referred to herein as the "Initiating Holders") (the date on which the Company receives the Demand Notice being the "Demand Notice Date"), the Company shall promptly (but in any event within 5 calendar days) after the Demand Notice Date, forward a copy of the Demand Notice to all of the Registrable Security Holders. Each of the Registrable Security Holders shall have a period of 20 calendar days after receiving the Demand Notice from the Company in which to elect to include some or all of such Registrable Security Holder's Registrable Securities in such Registration Statement. The Registrable Security Holders shall exercise their right to include Registrable Securities in such Registration Statement by delivering a written notice to the Company within such 20 calendar day period specifying the number of Registrable Securities such Registrable Security Holder wishes to include in such Registration Statement (such electing Registrable Security Holders, together with the Initiating Holders being the "Registering Holders").

          (b) Filing and Effectiveness of Registration Statement. The Company shall prepare and file with the SEC, no later than 90 calendar days after the Demand Notice Date, a Registration Statement registering for resale by the Registering Holders a sufficient number of Common Shares for the Registering Holders to sell the Registrable Securities requested to be registered. The Company shall use its reasonable best efforts to cause such Registration Statement to be declared effective no later than the earlier of (i) five (5) calendar days after the date on which the Company receives notice from the SEC that such Registration Statement may be declared effective and (ii) the date which is 120 calendar days after the Demand Notice Date (such date being the "Required Effectiveness Date"). The Company shall use its reasonable best efforts to cause the Registration Statement filed pursuant to this Section 5.01 to remain effective until the earlier of (A) the date on which all Registrable Securities registered pursuant to such Registration Statement shall have been sold to the public and (B) the date which is 180 calendar days after the date on which such Registration Statement is declared effective by the SEC.

          (c) Underwritten Offering.

               (i) If the Initiating Holders intend to distribute the Registrable Securities covered by their Demand Notice by means of an underwriting, they shall so advise the Company as a part of their Demand Notice. In such event, the right of any Registrable Security Holder to include its Registrable Securities in such registration shall be conditioned upon such Registrable Security Holder's participation in such underwriting and the inclusion of such Registrable Security Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by Initiating Holders holding a majority of the Registrable Securities held by the Initiating Holders to be registered hereunder and such Registrable Security Holder) to the extent provided herein. In connection with such an underwritten offering, the Company shall have the right to select the managing underwriter or underwriters, subject to the reasonable approval of Initiating Holders holding a majority of the Registrable Securities. All Registering Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters, subject to the limitations set forth in
          Section 5.07 hereof,
          and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of the Registering Holders.

               (ii) Notwithstanding any other provision of this Section 5.01, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then (x) the Company shall deliver to the Registering Holders a copy of such underwriter's opinion, which opinion shall be in writing and shall state the reasons for such opinion and (y) the number of Equity Securities (including the Registrable Securities) that may be included in such registration shall be allocated in the order listed below. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                    (A) first, to the Initiating Holders;

                    (B) second, to the other Preferred Holders electing to register their Registrable Securities, on a pro rata basis based on the number of Registrable Securities held by such other Preferred Holders;

                    (C) third, to the other Registering Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by such other Registering Holders; and

                    (D) finally, to the other Persons proposing to register securities in such registration, if any.

          (d) Limitations on Registration. The Company shall not be required to effect a registration pursuant to this Section 5.01:

               (i) after the Company has effected 2 registrations pursuant to this Section 5.01, and such registrations have been declared or ordered effective; provided, however, that in the event that the number of Registrable Securities included in any registration pursuant to this Section 5.01 is reduced by more than 50% of the number of Registrable Securities proposed to be registered pursuant to Section 5.01(a) in any registration, then such registration shall not count as a registration for purposes of this Section 5.01;

               (ii) during the period starting with the date which is 60 calendar days prior to the Company's good faith estimate of the date of the filing of, and ending on a date 180 calendar days following the effective date of, a Company-initiated registration subject to Section
          5.02 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

               (iii) if the Company shall furnish to the Initiating Holders requesting a registration pursuant to this Section 5.01 a certificate signed by the Company's

          Authorized Officer stating that a Potential Material Event exists, in which event the Company shall have the right to defer such filing for a period of not more than 90 calendar days after the Demand Notice Date, provided that such right to delay a request may not be exercised by the Company more than twice in any 12-month period with at least a 60 calendar day interval between such "black-out" periods; or

               (iv) if the Initiating Holders, together with the holders of any other Securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other Securities (if any) whereby the aggregate proceeds of which (after deduction for underwriter's discounts and expenses related to the issuance) are less than $5,000,000.

     Section 5.02. Piggyback Registration.

          (a) Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Registrable Security Holders) any of its Equity Securities under the Securities Act in connection with the public offering (including the IPO) of such securities, the Company shall promptly give each Registrable Security Holder written notice of such registration at least 30 calendar days prior to the filing of such Registration Statement with the SEC. Each of the Registrable Security Holders shall have a period of 20calendar days after receiving such written notice from the Company in which to elect to include some or all of such Registrable Security Holder's Registrable Securities in such Registration Statement. The Registrable Security Holders shall exercise their right to include Registrable Securities in such Registration Statement by delivering a written notice to the Company within such 20 calendar day period specifying the number of Registrable Securities such Registrable Security Holder wishes to include in such Registration Statement (such electing Registrable Security Holders being referred to as the "Piggyback Holders"). Subject to the provisions of Sections 5.01(c) and 5.02(c) hereof, the Company shall use its reasonable best efforts to include the Registrable Securities requested to be included by the Piggyback Holders in the Company Registration Statement.

          (b) Underwritten Offerings.

               (i) If the registration for which the Company gives notice to the Registrable Security Holders under Section 5.02(a) is an underwritten offering, the Company shall not be required under this Section 5.02 to include any of the Piggyback Holders' Registrable Securities in such underwriting unless the Piggyback Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters. In connection with such an underwritten offering, the Company (or other Persons who may be entitled to select the underwriters) shall have the right to select the managing underwriter or underwriters. All Piggyback Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters, subject to the limitations set forth in Section 5.07 hereof. If any Piggyback Holder does not approve of the terms of such underwriting, the Piggyback Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

               (ii) Notwithstanding any other provision of this Section 5.02, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then (x) the Company shall deliver to the Piggyback Holders a copy of such underwriter's opinion, which opinion shall be in writing and shall state the reasons for such opinion and (y) the number of Equity Securities (including the Registrable Securities) that may be included in such registration shall be allocated in the order listed below. If so determined by the underwriter, all Registrable Securities shall be excluded from such registration and underwritten offering. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                    (A) first, to the Company;

                    (B) second, to the Preferred Holders electing to register their Registrable Securities, on a pro rata basis based on the number of Registrable Securities held by such Preferred Holders; and

                    (C) third, to the other Piggyback Holders on a pro rata basis based on the number of Registrable Securities held by such other Piggyback Holders; and

                    (D) finally, to the other Persons proposing to register securities in such registration, if any.

     Section 5.03. F-3 or S-3 Registration.

          (a) F-3 or S-3 Registration. If, at any time after the first date on which the Company is eligible to file a registration statement under the Securities Act on Form F-3 or S-3 (or, if applicable, Form SB-2), or such similar or successor form as may be appropriate, the Company shall receive from any Registrable Security Holder holding at least shares representing 2% of the outstanding Common Shares of the Company (as such number may be adjusted for stock splits, stock dividends, recapitalizations, reorganizations and other similar transactions) of the outstanding Registrable Securities a written request (an "F-3 or S-3 Notice") that the Company effect a registration on Form F-3 or S-3 (or, if applicable, Form SB-2), or such similar or successor form as may be appropriate, and any related qualification or compliance with respect to the Registrable Securities (the date on which the Company receives the F-3 or S-3 Notice being the "F-3 or S-3 Notice Date"), the Company shall promptly (but in any event within 5 calendar days) after the F-3 or S-3 Notice Date, forward a copy of the F-3 or S-3 Notice to all of the Registrable Security Holders. Each of the Registrable Security Holders shall have a period of 20 calendar days after receiving the F-3 or S-3 Notice from the Company in which to elect to include some or all of such Registrable Security Holder's Registrable Securities in such Registration Statement. The Registrable Security Holders shall exercise their right to include Registrable Securities in such Registration Statement by delivering a written notice to the Company within such 20 calendar day period specifying the number of Registrable Securities such Registrable Security Holder wishes to include in such Registration Statement (such electing Registrable Security Holders, together with the Registrable

     Security Holders delivering the F-3 or S-3 Notice to the Company being the "F-3 or S-3 Holders").

          (b) Filing and Effectiveness of Registration Statement. The Company shall prepare and file with the SEC, no later than 30 calendar days after the F-3 or S-3 Notice Date, a Registration Statement on Form F-3 or S-3 (or, if applicable, Form SB-2), or such similar or successor form as may be appropriate, covering, and shall obtain all such qualifications and compliances as may be required and as would permit the sale and distribution of, all Registrable Securities. The Company shall use its reasonable best efforts to cause such Registration Statement to be declared effective no later than the earlier of (i) five (5) calendar days after the date on which the Company receives notice from the SEC that such Registration Statement may be declared effective and (ii) 60 calendar days after the F-3 or S-3 Notice Date (such date being the "Required F-3 or S-3 Effectiveness Date"). The Company shall its reasonable best efforts to cause the Registration Statement filed pursuant to this Section 5.03 to remain effective until the earlier of (A) the date on which all Registrable Securities registered pursuant to such Registration Statement shall have been sold to the public and (B) the date on which all of the Registrable Securities requested to be registered by the F-3 or S-3 Holders can be freely sold to the public pursuant to Rule 144 without any volume limitations.

          (c) Limitations on Registration. The Company shall not be required to effect a registration pursuant to this Section 5.03:

               (i) if at the time of the request, Form F-3 or S-3 or Form SB-2 (or such similar or successor form as may be applicable) is not available to the Company for such offering;

               (ii) if the Company shall furnish to the F-3 or S-3 Holders requesting a registration pursuant to this Section 5.03 a certificate signed by the Company's Authorized Officer stating that a Potential Material Event exists, in which event the Company shall have the right to defer such filing for a period of not more than 90 calendar days after the F-3 or S-3 Notice Date, provided that such right to delay a request may not be exercised by the Company more than twice in any 12-month period with at least a 60 calendar day interval between such "black-out" periods; or

               (iii) if the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and other such Securities (if any) whereby the aggregate proceeds of which (after deduction for underwriter's discounts and expenses related to the issuance) are less than $1,000,000..

     Section 5.04. Expenses of Registration. All Registration Expenses incurred in connection with any registration, filing, qualification or compliance pursuant to Sections 5.01, 5.02 or 5.03 shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to Registrable Securities registered by the Registrable Security Holders shall be borne by the Registrable Security Holders holding such Registrable Securities pro rata on the basis of the number of Registrable Securities so registered.

     Section 5.05. Further Obligations of the Company. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to this Article V, the Company shall:

          (a) Filing and Effectiveness of Registration Statement. With respect to a Registration Statement required by Section 5.01 or 5.03, the Company shall (i) prepare and file with the SEC a Registration Statement, (ii) cause such Registration Statement to become effective, and (iii) maintain the effectiveness of such Registration Statement, in each case, as of the dates and for the periods required by Section 5.01 or 5.03, as the case may be, which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          (b) Filing of Amendments and Supplements. Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities of the Company covered by the Registration Statement at all times during the period for which the Company is required to maintain the effectiveness of such Registration Statement pursuant to the terms of this Agreement.

          (c) Copies of Documents. Furnish to each Registrable Security Holder selling such Registrable Securities by means of such Registration Statement, without charge, such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such Registration Statement or prospectus, and such other documents, as such Registrable Security Holder may reasonably request.

          (d) Opinion and Comfort Letter. Furnish to each Registrable Security Holder selling such Registrable Securities by means of such Registration Statement (i) an opinion of the counsel representing the Company for purposes of such registration, dated the effective date of such Registration Statement (or, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement with respect to both the effective date of the Registration Statement and the date of the closing under the underwriting agreement), in form and substance as is customarily given by counsel for the issuer to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Registrable Security Holders, and (ii) a "cold comfort" letter, dated the effective date of such Registration Statement (and, if such Registration Statement includes an underwritten public offering, dated the date of the closing under the underwriting agreement) signed by the independent certified public accountants who have certified the Company's financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Registrable Security Holders.

          (e) "Blue Sky" Qualification. Register or qualify all Registrable Securities and other securities covered by such Registration Statement under the securities or blue sky laws of such jurisdictions as the Registrable Security Holders (or in an underwritten offering, the managing underwriter) shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable the Registrable Security Holders to consummate the disposition in such jurisdictions of its Registrable Securities covered by such Registration Statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

          (f) Notification of Certain Events. As promptly as practicable after becoming aware thereof, notify each Registrable Security Holder of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare and file with the SEC a supplement or amendment to the Registration Statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to each Registrable Security Holder selling Registrable Securities pursuant to such Registration Statement as such Holder may reasonably request.

          (g) SEC Stop Orders. As promptly as practicable after becoming aware thereof, notify each Registrable Security Holder who holds Registrable Securities being sold (and, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC of any notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time.

          (h) Potential Material Event. As promptly as practicable after becoming aware thereof, notify each Registrable Security Holder who holds Registrable Securities being sold (and, in the event of an underwritten offering, the managing underwriters) of the existence of a Potential Material Event, in which case, the Registrable Security Holders shall not offer or sell any Registrable Securities, or engage in any other transaction involving or relating to the Registrable Securities, from the time of the giving of notice with respect to a Potential Material Event until such Registrable Security Holder receives written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event; provided, however, that the Registrable Security Holders may only be required to cease offering and selling Registrable Securities pursuant to this clause
     (h) for a period of not more than 90 calendar days after receiving notice from the Company that a Potential Material Event exists; provided, further, however, that the Company may only exercise its rights under this clause
     (h) twice in any 12-month period with at least a 60 calendar day interval between such "black-out" periods.

          (i) Listing Requirements. Use its reasonable best efforts to list such Registrable Securities on each securities exchange on which the Equity Securities of the Company are then listed.

          (j) Certificate Preparation. Cooperate with the Registrable Security Holders who hold Registrable Securities being offered to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts as the case may be, as the Registrable Security Holders may reasonably request, and, within 2 Business Days after a Registration Statement which includes Registrable Securities is ordered effective by the SEC, the Company shall deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to the Registrable Security Holders whose Registrable Securities are included in such Registration Statement) an appropriate instruction and opinion of such counsel.

          (k) Underwriting Agreement. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and complying with the provisions of
     Section 5.07, with the managing underwriter of such offering. Each Registrable Security Holder participating in such underwriting shall also enter into and perform his or its obligations under such agreement.

          (l) Section 11 Information. Make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first month of the first fiscal quarter after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including, without limitation, Rule 158 promulgated thereunder.

          (m) Other Actions. Take all other reasonable actions necessary to expedite and facilitate disposition by the Registrable Security Holders of the Registrable Securities pursuant to the Registration Statement.

     Section 5.06. Preparation; Reasonable Investigation; Review by Counsel. In connection with the preparation and filing of each Registration Statement registering Registrable Securities under the Securities Act, the Registrable Security Holders on whose behalf such Registrable Securities are to be so registered, their underwriters, if any, and one counsel for all of the Registrable Security Holders holding such Registrable Securities (and one counsel in each applicable jurisdiction) shall:

          (a) be permitted to review such Registration Statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto a reasonable period of time (but not less than 3 Business Days) prior to their filing with the SEC; and

          (b) be given reasonable access to the Company's books and records and such opportunities to discuss the business of the Company with its officers, counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Registrable Security Holders, such underwriters, if any, or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

     Section 5.07. Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Article V, the following indemnification provisions shall apply.

          (a) Indemnification by the Company.

               (i) Indemnification. To the extent permitted by law, the Company shall indemnify and hold harmless each Registrable Security Holder, each of the employees, officers, directors, partners, members, managers, legal counsel and agents of each Registrable Security Holder, any underwriter (as defined in the Securities Act) for such Registrable Security Holder and each Person, if any, who controls such Registrable Security Holder or underwriter within the meaning of the Securities Act or Exchange Act (collectively, the "Holder Indemnified Persons") against and hold each Holder Indemnified Person harmless from any and all liabilities, obligations, losses, damages, lawsuits, investigations, arbitrations, actions, judgments, costs, expenses or claims, including, without limitation, reasonable attorneys' fees and expenses incurred in investigation or defending any of the foregoing (collectively, "Losses"), that the Holder Indemnified Persons may suffer or sustain arising out of or due to any of the following (any of the following being a "Violation"):

                    (A) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                    (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                    (C) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law, or any applicable securities laws or Regulations of a jurisdiction outside the United States.

               (ii) Limitations on Indemnification. Notwithstanding the foregoing, the Company shall not be liable for:

                    (A) any amounts paid in settlement of any such Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed); or

                    (B) any Losses to the extent that such Losses arise out of or are based upon a Violation which occurs in reliance upon and in strict conformity with written information furnished by the Registrable Security Holder expressly for use in connection with such registration.

          (b) Indemnification by the Registrable Security Holders.

               (i) Indemnification. To the extent permitted by law, each Registrable Security Holder, severally and not jointly and severally, shall indemnify and hold harmless the Company, each of the Company's employees, officers, directors, legal counsel and other agents, any underwriter (as defined in the Securities Act) for the Company and each Person, if any, who controls the Company or underwriter within the meaning of the Securities Act or Exchange Act (collectively, the "Company Indemnified Persons"), against and hold each Company Indemnified Person harmless from any and all Losses that the Company Indemnified Persons may suffer or sustain arising out of or due to any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in strict conformity with written information furnished by such Registrable Security Holder expressly for use in connection with such registration.

               (ii) Limitations on Indemnification. Notwithstanding the foregoing, no Registrable Security Holder shall be liable for:

                    (A) indemnification pursuant to this Agreement in excess of the aggregate net cash proceeds received by such Registrable Security Holder from the offering of Registrable Securities in such registration;

                    (B) any amounts paid in settlement of any such Losses if such settlement is effected without the consent of such Registrable Security Holder; or

                    (C) any Losses to the extent that such Losses do not arise out of or are not based upon a Violation which occurs in reliance upon and in strict conformity with written information furnished by such Registrable Security Holder expressly for use in connection with such registration.

          (c) Indemnification Mechanics. If there occurs an event which a Company Indemnified Person or a Holder Indemnified Person (any such Person being the "Indemnitee") hereto asserts is an indemnifiable event pursuant to this Section, the Indemnitee shall promptly notify the party obligated to provide indemnification hereunder (the "Indemnitor") in writing of such event. Delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is actually prejudiced by reason of such delay or failure. The Indemnitor shall have a period of 20 calendar days in which to respond thereto. If the Indemnitor accepts responsibility within such 20 calendar day period, then the Indemnitor shall be obligated to compromise or defend, at its own expense, such matter, and the Indemnitor shall provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that the Indemnitor shall assume and be responsible for the Losses at issue (subject to the limitations set forth in this Agreement). If the Indemnitor fails to assume the defense of such matter within such 20 calendar day period or does not respond within such 20 calendar day period, the Indemnitee against which such matter has been asserted shall (upon delivering notice to such effect to the Indemnitor) have the right to undertake, at the Indemnitor's cost and expense, the defense, compromise or settlement of such matter on behalf of the Indemnitee. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability; provided, however, that the Indemnitor shall pay the expenses of such defense if the Indemnitee is advised by counsel in writing that there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor (in which case, if the Indemnitee notifies the Indemnitor in writing, the Indemnitor shall not have the right to assume the defense of such asserted liability on behalf of the Indemnitee).

          (d) Contribution. If the indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an Indemnitee with respect to any Losses, then the Indemnitor, in lieu of indemnifying such Indemnitee hereunder, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitor on the one hand and of the Indemnitee on the other in connection with the Violation that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution under this Section 5.07(d) from a Registrable Security Holder, together with the amount of any indemnification payments made by such Holder pursuant to Section 5.07(b) above, exceed the net proceeds from the offering received by such Registrable Security Holder. The relative fault of the Indemnitor and of the Indemnitee shall be determined by reference to, among other things, whether the Violation relates to information supplied by the Indemnitor or the Indemnitee and the parties relative intent, knowledge, access to information, and opportunity to correct or prevent such Violation.

          (e) No Inconsistent Underwriting Agreements. Notwithstanding any provision of this Agreement to the contrary, the Registrable Security Holders shall not be required to enter into an underwriting agreement that contains indemnification and contribution provisions which, in the sole discretion of the Registrable Security Holders, materially differ from those contained in this Section 5.07.

     Section 5.08. Rule 144 Reporting. With a view to making available to the Registrable Security Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Registrable Security Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3 or S-3, the Company agrees, at any time after it has become subject to the reporting requirements of the Securities Act and the Exchange Act, to:

          (a) make and keep public information available as those terms are understood and defined in Rule 144 at all times after ninety (90) calendar days after the effective date of the first registration statement filed by the Company;

          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

          (c) furnish to any Registrable Security Holder, so long as the Registrable Security Holder owns any Registrable Securities, upon request,
     (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Registrable Security Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and

          (d) to take such action, including the voluntary registration of its Common Shares under Section 12 of the Exchange Act, as is necessary to enable the Registrable Security Holders to utilize Form F-3 or S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the public is declared effective.

     Section 5.09. Transfer of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article V may be assigned by a Registrable Security Holder to a transferee or assignee of such Registrable Security Holder's Registrable Securities, provided, that (x) the Company is furnished a written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned, and (y) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

     Section 5.10. Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Registrable Security Holders holding a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which provides such holder or prospective holder of securities of the Company the right (a) to include such securities in any registration filed under Sections 5.01, 5.02 or 5.03 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities shall not reduce the amount of the Registrable Securities of the Registrable Security Holders that are included or (b) to demand registration of their securities.

     Section 5.11. Registration in Non-U.S. Jurisdictions. In the event that the Company effects an IPO or QIPO which does not result in the listing of its Common Shares on a nationally recognized securities exchange in the United States or quotation in the National Association of Securities Dealers Inc. automated quotation system, but rather a listing on any Designated Offshore Securities Market or other internationally recognized securities exchange, then it shall use its reasonable best efforts, to the extent permitted by applicable law, to provide the Registrable Security Holders with substantially the same rights and benefits in such jurisdiction as are provided for in this Agreement, and to take such steps, if any, consistent with customary market practice at the time so that the Registrable Securities are freely transferable in such listed market without transfer restrictions imposed by the securities or similar laws of such jurisdiction.

                                   ARTICLE VI

                                  Miscellaneous

     Section 6.01. Notices. All notices, requests, demands and other communications to any party or given under this Agreement shall be in writing and delivered personally, by overnight delivery or courier, by registered mail or by telecopier (with confirmation received) to the parties at the address or telecopy number specified for such parties below (or at such other address or telecopy number as may be specified by a party in writing given at least five business days prior thereto). All notices, requests, demands and other communications shall be deemed delivered when actually received:

          (a)  If to the Company, at:

               Xinhua Finance Media Limited
               Suite 2003-5
               Vicwood Plaza
               199 Des Voeux Road
               Central, Hong Kong
               Attention: John McLean
               Telephone: +852 3196 3939
               Facsimile: +852 2541 8266

               With a copy to:
               Preston Gates & Ellis LLP
               35th Floor
               Two International Finance Center
               8 Finance Street
               Central, Hong Kong
               Attention: Clifford Ng
               Telephone: +852 2511 5100
               Facsimile: +852 2511 9515

          (b)  If to the Investors, at:

               Patriarch Partners Media Holdings, LLC
               c/o Patriarch Partners, LLC
               40 Wall Street, 25th Floor
               New York, NY 10005
               Attention: Lynn Tilton; Craig Newman
               Facsimile No.: (212) 825-2038

               with a copy to:

               Richards Spears Kibbe & Orbe LLP
               One World Financial Center
               New York, New York 10281
               Attention: Jonathan Kibbe, Esq.
               Telephone: (212) 530 1800
               Facsimile: (212) 530 1801

          (c)  If to the Parent, at:

               Xinhua Finance Limited
               Suite 2003-5
               Vicwood Plaza
               199 Des Voeux Road
               Central, Hong Kong
               Attention: John McLean
               Telephone: +852 3196 3939
               Facsimile: +852 2541 8266

               With a copy to:
               Preston Gates & Ellis LLP
               35th Floor
               Two International Finance Center
               8 Finance Street
               Central, Hong Kong
               Attention: Clifford Ng
               Telephone: +852 2511 5100
               Facsimile: +852 2511 9515

     Section 6.02. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     Section 6.03. Modification or Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the Company and Preferred Holders holding at least a majority of the Preferred Shares; provided, however, that any modification or amendment of this Agreement which materially and adversely affects an Investor in a manner which is materially worse than the affect on any other Investor shall not be effective without the consent of such Investor and; provided, further, however, that a Holder may waive any or all of such Holder's rights hereunder without obtaining the consent of the Company or any other Holder.

     Section 6.04. Successors and Assigns. This Agreement shall be binding upon and inures to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto.

     Section 6.05. Governing Law. This Agreement, and all claims, disputes and matters arising hereunder or thereunder or related hereto or thereto, shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions.

     Section 6.06. Waiver of Jury. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     Section 6.07. Integration. This Agreement, the Share Purchase Agreement and other Equity Documents contains and constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.

     Section 6.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 6.09. Interpretation. As used in this Agreement, references to the singular shall include the plural and vice versa and references to the masculine gender shall include the feminine and neuter genders and vice versa, as appropriate. Unless otherwise expressly provided in this Agreement (a) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and (b) article, section, subsection, schedule and exhibit references are references with respect to this Agreement unless otherwise specified. Unless the context otherwise requires, the term "including" shall mean "including, without limitation." The headings in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 6.10. Ambiguities. This Agreement was negotiated between legal counsel for the parties and any ambiguity in this Agreement shall not be construed against the party who drafted this Agreement.

     Section 6.11. Further Assurances. In order to (a) carry out more effectively the purposes of this Agreement, (b) enable the parties to exercise and enforce their rights and remedies hereunder, promptly upon the reasonable request by any party hereto, the Company and the Holders shall (with the expenses paid by the party responsible as provided in this Agreement) shall (i) correct any defect or error that may be discovered in this Agreement or in the execution, delivery, acknowledgment or recordation of this Agreement and (ii) execute, acknowledge, deliver, record, file and register, any and all such further acts, conveyances, assignments, notices of assignment, transfers, certificates, assurances and other instruments, in each case, as such requesting party may require from time to time.

     Section 6.12. No Third-Party Rights. This Agreement is not intended, and shall not be construed, to create any rights in any parties other than the Company and the Holders, and no Person may assert any rights as third-party beneficiary hereunder, except as provided in Section 5.07.

     Section 6.13. No Waiver; Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

     Section 6.14. Submission to Jurisdiction. Each of the Company and the Holders hereby (a) agrees that any Action with respect to any Equity Document may be brought only in the New York State courts sitting in New York County or the federal courts of the United States of America for the Southern District of New York and sitting in New York County, (b) accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts, (c) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any Action in those jurisdictions, and (d) irrevocably consents to the service of process of any of the courts referred to above in any Action by the mailing of copies of the process to the parties hereto as provided in Section 6.01. Service effected as provided in this manner shall become effective ten (10) calendar days after the mailing of the process.

[Remainder of page intentionally left blank; signatures on following pages.]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COMPANY:                                XINHUA FINANCE MEDIA LIMITED


                                        By: /s/
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

INVESTOR:                               PATRIARCH PARTNERS MEDIA HOLDINGS LLC


                                        By: /s/
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

PARENT:                                 XINHUA FINANCE LIMITED


                                        By: /s/
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                   SCHEDULE A

                                    INVESTORS

Patriarch Partners Media Holdings, LLC


                                   Schedule A

                                     ANNEX A

                                EXEMPT ISSUANCES

All defined terms used herein and not defined shall have the meanings set forth in Annex A to the Credit Agreement.

                                                                                           MAXIMUM NUMBER OF
                                                                                               XFM SHARES
SHAREHOLDER                                     SPECIFIED CONTRIBUTED ASSETS                  TO BE ISSUED
-----------                                     ----------------------------               -----------------
1. Best Gain Group Ltd               40% of the fully-diluted equity of EconWorld Media           955,556
2. Cheers Perfect Ltd.               Limited so long as EconWorld Media Limited holds
3. Cheung Wah Keung                  the Financial Magazine Assets.
4. EconWorld Holdings Ltd.
5. Gainful Concept Ltd.
6. Justly Investment
   International Ltd.
7. Lo Li Chun
8. Lo Shui Ling Raymond
9. Quach Fung Vi

Sanlian Group and its Affiliates     42% of the fully-diluted equity of Beijing Jingguan        4,781,893
                                     Xingcheng Advertising Co., Ltd. (Economic Observer)
                                     so long as Beijing Jingguan Xingcheng Advertising
                                     Co., Ltd.(Economic Observer) holds the Financial
                                     Newspaper Assets.

Economic Observer Shareholders       8% of the fully-diluted equity of Beijing Jingguan           979,424
                                     Xingcheng Advertising Co., Ltd. (Economic Observer)
                                     so long as Beijing Jingguan Xingcheng Advertising
                                     Co., Ltd. (Economic Observer) holds the Financial
                                     Newspaper Assets.

Hyperlink Shareholder                49% of the fully-diluted equity of Shanghai                1,613,169
                                     Hyperlink Market Research Co., Ltd. (Hyperlink) so
                                     long as Shanghai Hyperlink Market Research Co.,
                                     Ltd. (Hyperlink) holds the Media Market Research
                                     Assets.

Yu Gang                              16% of the fully-diluted equity of Accord Group              125,053
                                     Investments Limited so long as Accord Group
                                     Investments holds the Radio Assets.

Sino Investments Holdings Limited    37% of the fully-diluted equity of Upper Step              6,478,437
                                     Holdings Limited so long as Upper Step Holdings
                                     Limited holds the Television Assets.

Sino Investments Holdings Limited    49% of the fully-diluted equity of Accord Group              451,107
                                     Investments Limited so long as Accord Group
                                     Investments holds the Radio Assets.

Sungolden Limited                    44% of the fully-diluted equity of Upper Step              6,407,018
                                     Holdings Limited so long as Upper Step Holdings


                                     Annex A

                                     Limited holds the Television Assets.

Sungolden Limited                    16% of the fully-diluted equity of Accord Group              125,053
                                     Investments Limited so long as Accord Group
                                     Investments holds the Radio Assets.

Xinhua Finance Limited               50% of the fully-diluted equity of Beijing Jingguan        5,761,317
                                     Xingcheng Advertising Co., Ltd. (Economic Observer)
                                     so long as Beijing Jingguan Xingcheng Advertising
                                     Co., Ltd.(Economic Observer) holds the Financial
                                     Newspaper Assets.

Xinhua Finance Limited               51% of the fully-diluted equity of Shanghai                1,679,012
                                     Hyperlink Market Research Co., Ltd. (Hyperlink) so
                                     long as Shanghai Hyperlink Market Research Co.,
                                     Ltd. (Hyperlink) holds the Media Market Research
                                     Assets.

Exempt Plan if both Newspaper        N/A                                                       22,777,602
Assets are not acquired

Exempt Plan if both Newspaper        N/A                                                       22,340,962
Assets are acquired

Fully-diluted capitalization of Xinhua Finance Media Limited assuming completion of all Exempt Issuances above if both Newspaper Assets are not acquired:

SHAREHOLDER                              OWNERSHIP PERCENTAGE    XFM SHARES
-----------                              --------------------   -----------
Xinhua Finance Limited                           44.0%           50,054,619
Patriarch Partners Media Holdings, LLC           16.8%           19,139,080
EconWorld Shareholders                            0.8%              955,556
Sino Investments Holdings Limited                 6.1%            6,929,544
Sungolden Limited                                 5.7%            6,532,070
Yu Gang                                           0.1%              125,053
Sanlian Group and its Affiliates                  4.2%            4,781,893
Economic Observer Shareholders                    0.9%              979,424
Hyperlink Shareholders                            1.4%            1,613,169
Exempt Plan                                      20.0%           22,777,602
                                                -----           -----------
   Total                                        100.0%          113,888,009
                                                =====           ===========

Fully-diluted capitalization of Xinhua Finance Media Limited assuming completion of all Exempt Issuances above if both Newspaper Assets are acquired:

SHAREHOLDER                              OWNERSHIP PERCENTAGE    XFM SHARES
-----------                              --------------------   -----------
Xinhua Finance Limited                           44.8%           50,054,619
Patriarch Partners Media Holdings, LLC           15.6%           17,392,522

EconWorld Shareholders                            0.9%              955,556
Sino Investments Holdings Limited                 6.2%            6,929,544
Sungolden Limited                                 5.8%            6,532,070
Yu Gang                                           0.1%              125,053
Sanlian Group and its Affiliates                  4.3%            4,781,893
Economic Observer Shareholders                    0.9%              979,424
Hyperlink Shareholders                            1.4%            1,613,169
Exempt Plan                                      20.0%           22,340,962
                                                -----           -----------
   Total                                        100.0%          111,704,811
                                                =====           ===========



                                       S-3